As filed with the Securities and Exchange Commission on August 9, 2002

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Syntellect Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0486871 (I.R.S. Employer Identification No.)

Suite 100 16610 North Black Canyon Highway Phoenix, Arizona (Address of Principal Executive Offices)	85053 (Zip Code)

Syntellect Inc. Long-Term Incentive Plan
(Full title of the plan)

Timothy P. Vatuone
Vice President and Chief Financial Officer
SYNTELLECT INC.
Suite 100
16610 North Black Canyon Highway
Phoenix, Arizona 85053
(Name and address of agent for service)

(602) 789-2800
(Telephone number, including area code, of agent for service)

Copies to:

Robert K. Rogers, Esq.
Rogers & Theobald LLP
Suite 850
The Camelback Esplanade
2425 East Camelback Road
Phoenix, Arizona 85016
(602) 852-5550

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		maximum	maximum
securities	Amount	offering	aggregate	Amount of
to be	to be	price	offering	registration
registered	registered	per share(1)	price	fee

Common Stock,	300,000	$0.315	$94,500	$8.69

par value $0.01 per share

(1)  Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the high and low prices of the common stock of Syntellect Inc., par value $0.01 per share, on August 6, 2002.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         This Registration Statement on Form S-8 registers an additional 300,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Syntellect Inc. (the “Registrant”) reserved and available for Awards to be issued to employees of the Registrant and of certain subsidiaries pursuant to the Syntellect Inc. Long-Term Incentive Plan. As permitted by General Instruction E (Registration of Additional Securities) to Form S-8, this Registration Statement omits certain information otherwise required by Form S-8.

Item 3. Incorporation of Certain Documents by Reference

         The following documents of the Registrant previously filed with the Commission are hereby incorporated by reference in this Registration Statement:

a.	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Commission on March 28, 2002 (File No. 000-18323);

b.	all reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2001;

c.	the description of the Registrant’s Common Stock contained in the registration statement on Form 8-A filed on February 23, 1990, including any amendment or report filed for the purpose of updating such description; and

d.	registration statement on Form S-8 filed by the Registrant on October 30, 2000 (File No. 333-48870), registration statement on Form S-8 filed by the Registrant on January 21, 1998 (File No. 333-44587), registration statement on Form S-8 filed by the Registrant on March 14, 1996 (File No. 333-2362) and registration statement on Form S-8 filed by the Registrant on August 31, 1995 (File No. 33-96472).

         All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

         Not applicable.

Item 5. Interest of Named Experts and Counsel

         Not applicable.

Item 6. Indemnification of Directors and Officers

         Reference is hereby made to Section 145 of the Delaware General Corporation Law (the “Delaware GCL”) as amended from time to time (“Section 145”), which provides for the indemnification of directors and officers of a corporation in certain circumstances. Reference is also made to Article Eight of the Registrant’s Restated Certificate of Incorporation, as amended, which provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except in certain circumstances.

         Article V of the Amended and Restated Bylaws of the Registrant requires the Registrant to indemnify its directors and officers to the full extent provided by Section 145 as currently in effect. The Registrant has also entered into separate indemnification agreements with certain of its directors and officers supplementing the indemnification available under the Delaware GCL and the Registrant’s Restated Certificate of Incorporation and the Amended and Restated Bylaws (as described above). These Agreements would require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from fraud, actual dishonesty, willful misconduct, or violation of Section 16(b) of the Securities Exchange Act of 1934. The agreements would also require the Registrant to advance directors’ and officers’ expenses in certain circumstances.

         The Registrant currently maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed

         Not applicable.

Item 8. Exhibits

         See “EXHIBIT INDEX” following signatures.

Item 9. Undertakings

(1)	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of section 229.512 of Regulation S-K do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona on August 6, 2002.

SYNTELLECT INC.
(Registrant)

By: /s/ Anthony V. Carollo
Anthony V. Carollo
Chairman of the Board,
Chief Executive Officer
and President
August 6, 2002

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony V. Carollo, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such persons and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Anthony V. Carollo Anthony V. Carollo	Chairman of the Board, Chief Executive Officer and President (principal executive officer)	August 6, 2002

/s/ Timothy P. Vatuone Timothy P. Vatuone	Chief Financial Officer, Vice President, Secretary, and Treasurer (principal financial officer)	August 6, 2002

/s/ Charles F. Sonneborn, III Charles F. Sonneborn, III	Vice President, Controller and Assistant Secretary	August 6, 2002

/s/ Michael R. Bruce Michael R. Bruce	Director	August 6, 2002

/s/ Camille Jayne Camille Jayne	Director	August 6, 2002

/s/ Michael D. Kaufman Michael D. Kaufman	Director	August 6, 2002

/s/ Roy A. Herberger, Jr. Roy A. Herberger, Jr.	Director	August 6, 2002

/s/ Kent C. Mueller Kent C. Mueller	Director	August 6, 2002

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Rogers & Theobald LLP

10(iii)	Syntellect Inc. Long-Term Incentive Plan (as amended through June 14, 2001) (1)

23.1	Consent of KPMG LLP

23.2	Consent of Rogers & Theobald LLP (included in Exhibit 5.1 hereof)

24.1	Power of Attorney (included on signature page hereof)

(1)	Incorporated by reference to Exhibit 10(iii) to Syntellect’s Form 10-K for the year ended December 31, 2001.